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                                                                    Exhibit 10.3

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[***]."


                          AGFA/PCA 2002 SALES CONTRACT

This Agreement ("Agreement"), effective as of February 4, 2002 (the "Effective Date"), is made by and between Agfa Corporation, a Delaware corporation, with its principal place of business at 100 Challenger Road, Ridgefield Park, New Jersey 07660 (hereafter referred to as "Seller" or "Agfa"), and PCA International, Inc., a North Carolina corporation with an address at 815 Matthews-Mint Hill Road, Matthews, North Carolina 28105 (currently Agfa Account Number US00071881) (hereinafter referred to as "PCA" or "Buyer").

WHEREAS, Agfa and Buyer wish to enter into a long-term relationship for the supply by Agfa to Buyer and purchase by Buyer from Agfa of certain products on the terms and conditions stated below;

NOW, THEREFORE, Agfa agrees to sell to Buyer, and Buyer agrees to purchase from Agfa, during the delivery period hereinafter provided, certain Agfa Products (as defined herein) subject to the terms and conditions set forth below:

1.       TERM:

         a. This Agreement shall commence on February 4, 2002 and shall continue for a period of approximately five (5) years, ending on January 28, 2007, unless terminated earlier pursuant to other sections of this Agreement.

         b. This Agreement is non-cancelable except as provided herein. The parties will use good faith and reasonable efforts to negotiate a renewal of this Agreement six (6) months before the expiration of this Agreement.

2.       1999 CONTRACT:

         This Agreement replaces the Sales Contract between Buyer and Agfa that was effective May 3, 1999 (the "1999 Contract"), which will become null and void upon the execution of this Agreement, except for payment by Buyer for actual purchases made under the 1999 Contract prior to the Effective Date. Agfa Products received by Buyer on or after the Effective Date shall be covered by this Agreement.

3.       PRODUCTS:

         a.       The products covered by this Agreement are:

                         i. Agfacolor(R) Paper Type 11 or equivalent (the "Agfa Paper");

                         ii. Agfacolor(R) long roll film or equivalent (collectively the "Agfa Film"); and

                         iii. related Agfa photographic processing chemical products (the "Agfa Chemistries").

         b. Each of the foregoing is referred to in this Agreement as an "Agfa Product" and are referred to in this Agreement collectively as the "Agfa Products."

         c. Buyer hereby acknowledges and agrees that the Agfa Products sold hereunder are and/or will be purchased solely for Buyer's own use or consumption and not for resale. The resale of the Agfa Products by Buyer to a reseller or OEM not owned by Buyer is prohibited.

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         d.       Agfa hereby acknowledges and agrees that Agfa is the importer of record for the Agfa Products sold hereunder.

4.       QUANTITY:

         During the term of this Agreement, PCA shall purchase 100% of its requirements in North America for film, photographic paper and related chemistry from Agfa, except that from time to time, Buyer may purchase minimum quantities of competitive products, not to exceed one percent (1%) of Buyer's annual consumable requirements in North America, for testing and evaluation purposes.

5.       PRICES AND TERMS:

         The prices of Agfa Products and the terms of payment shall be found on Schedule A, Pricing Schedule and Payment Terms, attached hereto and made a part hereof.

         Prices are exclusive of taxes, which, if applicable, will be shown separately on the invoice. PCA is responsible for payment of all applicable federal/state/local taxes or fees (except those based on Agfa's income or earnings) unless a valid tax exemption certificate is sent to Agfa. If any such taxes or fees are paid by Agfa, PCA will promptly reimburse Agfa therefor.

6.       ADVERTISING ALLOWANCE:

         a. From the Effective Date until January 31, 2004, Buyer will receive an advertising allowance as set forth on Schedule A (the "Advertising Allowance"). Agfa will give the Advertising Allowance by issuing a credit to Buyer's Agfa account two business days before month end with the remaining two days to be included in the subsequent month's rebate credit. This will reduce PCA's current month's outstandings with Agfa. PCA shall advise Agfa before the end of each month in which an Advertising Allowance is earned which invoice(s) PCA wishes the Advertising Allowance to be credited against. From February 1, 2004, through January 28, 2007, Buyer's Advertising Allowance shall be credited directly on the invoice with a discount off of the net prices in lieu of the advertising allowance rebates as set forth in Schedule A.

         b. The Advertising Allowance shall be earned by Buyer for promoting Agfa's products and name in the United States and Canada. In consideration for the Advertising Allowance, Buyer will incorporate the Agfa product name and logo on substantially all television advertising, printed advertising, and merchandising materials printed, such as newspapers, slicks, banners, in-store signage, all direct mail pieces, and in-store fliers.

         c. As used in this Agreement, "Actual Purchases" means purchases of Agfa Products by Buyer, calculated at invoice price less any discounts taken for any reason other than discounts taken on account of the Advertising Allowance and less any returns.

7.       FORECASTS; DELIVERY:

         a. Buyer shall provide Agfa, on a monthly basis, with a monthly written rolling purchases forecast for each of the following six (6) months. So long as such forecasts are made in good faith by Buyer, such forecasts shall neither represent a minimum purchase requirement nor a limit on Buyer's purchases during the forecast periods.

         b. Buyer shall submit purchase orders for the particular Agfa Products at least three (3) weeks in advance of delivery. All purchase orders shall be firm. All accepted orders shall be delivered not more than three (3) business days after the scheduled delivery date specified in the order or otherwise approved by Buyer. Any terms in Buyers' purchase orders that are in addition to or in

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         conflict with any of the terms of this Agreement, including the
         Schedules hereto, shall not be binding on Agfa.

         c. All Agfa Products shall be delivered FOB at (i) Buyer's production facilities in either Matthews, North Carolina or Charlotte, North Carolina, or (ii) Buyer's rented warehouse facility in Charlotte, North Carolina, in each case as specified in Buyer's purchase order. Notwithstanding anything to the contrary contained in this Agreement, transfer of title and ownership (including risk of loss) of Agfa Products from Agfa to Buyer shall occur upon delivery of Agfa Products to Buyer at any of the facilities referenced in clauses (i) and (ii) of the first sentence of this Section 7(c).

         d. Buyer shall be responsible for all costs incurred in connection with the Agfa Products purchased pursuant to this Agreement
         (A) for storage and related services by the warehouse facility referenced in clause (ii) of the first sentence of Section 7(c) of this Agreement, and (B) for transportation from such warehouse facility to Buyer's production facilities referenced in clause (i) of the first sentence of Section 7(c) of this Agreement (collectively, the "Warehouse Costs"); provided, however, that Agfa shall be responsible for any Warehouse Costs which exceed the amount set forth in Schedule A in any calendar year, provided, further, that in no event shall Agfa be required to pay more than the amount set forth in Schedule A in Warehouse Costs in any calendar year unless Agfa specifically agrees to pay Warehouse Costs in excess of such amount in connection with one or more particular purchase orders.

8.       INFORMATION RIGHTS AND CREDIT MATTERS:

         Buyer hereby authorizes Agfa to investigate Buyer's credit from time to time and Buyer shall provide, if requested by Agfa's Credit Department, Buyer's audited annual, or unaudited semi-annual or quarterly financial statements.

         Buyer's credit limit shall not be reduced during the term hereof unless Buyer shall fail to pay for one or more deliveries according to the terms of payment contained in Schedule A, and such default shall not be cured on or before thirty (30) days from Buyer's receipt of written notice of such failure to pay from Agfa (such unpaid and uncured amount shall be referred to herein as the "Past Due Amount"). In such event, Buyer's credit limit may be reduced by such Past Due Amount and Agfa may withhold further shipments until all Past Due Amounts have been paid.

         Agfa recognizes Buyer anticipates that the volume of Products that it will be purchasing hereunder will increase over the term of this Agreement (as approximated in Schedule A hereof), and that the payment terms will decrease in accordance with Schedule A hereof. Agfa agrees that it will reasonably extend credit to Buyer to accommodate such increases in Products purchased and declining terms of payment.

         In the event that the available credit to Buyer is reduced due to the failure of Buyer to timely cure a failure to pay or in the event the available credit to Buyer is exceeded due to purchases greater than the volumes contemplated in Schedule A, the following provisions shall apply to amounts in excess of the available credit ("Excess Amount"). Agfa shall notify Buyer, in writing, that the credit limit has been exceeded ("Excess Notice") and Buyer shall have thirty (30) days from the date of such Excess Notice to pay the Excess Amount. Agfa shall not withhold shipments of Agfa Products unless Buyer fails to pay any Excess Amount on or before thirty (30) days from Buyer's receipt of such Excess Notice, and Agfa shall resume shipments once all Excess Amounts have been paid. In the event that there are outstanding Excess Notices and Buyer's total outstanding debt to Agfa for purchases of the Agfa Products hereunder shall fall below the available credit limit, such Excess Notices shall be cancelled and of no further effect. All payments received by Agfa from Buyer shall first be applied to Past Due Amounts and then to Excess Amounts.

         Buyer may not apply any deductions, adjustments or credits to any invoice. Any unauthorized deduction shall be of no effect and shall be null and void. In the event of any clerical or

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         mathematical error, Agfa is hereby authorized to and reserves the right to correct such errors, as well as to offset rebates and other credits against past due amounts.

         Buyer shall use its best efforts to notify Agfa Customer Service in writing of any disputes concerning Agfa's invoices within thirty (30) days from the date of invoice. No deductions may be claimed or applied by Buyer more than one (1) year from the date on which the claimed deduction was earned.

         Agfa reserves the option, among other remedies, to suspend further deliveries if Buyer is in violation of financial covenants under any of its credit agreements, which are not cured or amended within ninety
         (90) days, or immediately suspend further deliveries if bankruptcy, arrangement of creditors, insolvency, or receivership proceedings are brought by or against Buyer.

         As security for payments due Agfa, Buyer hereby grants Agfa a purchase money security interest in and to all of the products purchased or licensed from Agfa and their proceeds until all moneys due to Agfa are paid in full, and a limited power of attorney to execute and file appropriate UCC forms or other documents on Buyer's behalf to perfect Agfa's security interest. Buyer shall perform all acts necessary to protect Agfa's security interest. Agfa may file this Agreement or a copy of it as a financing statement. Agfa agrees, upon Buyer's written request, to subordinate Agfa's first lien security interests in the Products to institutions (other than other product vendors to Buyer) that have agreed to provide institutional financing to Buyer.

         If Agfa is successful in obtaining payment from Buyer and/or a judgment for payment for amounts due hereunder, Buyer shall pay Agfa for all costs and expenses of collection, including without limitation, reasonable attorneys' fees and costs of litigation.

         If payment is not received by Agfa within the stated term, in addition, Buyer shall pay a finance charge in the amount of one and one-half percent (1 1/2%) or the maximum amount allowed by law, whichever is lesser, on any past-due amount.

9.       LIMITED WARRANTY:

         a. All Agfa Products sold to Buyer shall conform to their then-current published Agfa product specifications. If the specifications of the Products significantly, materially and adversely change in form, fit or function during the term of this Agreement, then Buyer is excused from purchasing such changed Products.

         b. If, for any reason, goods sold by Agfa to Buyer do not meet such requirements, Agfa agrees to replace such goods at no additional cost to Buyer, provided that the following conditions have been met:

                          i. Buyer shall take all reasonable efforts to save all allegedly defective and used film, chemistry, and paper for examination and verification by Agfa;

                          ii. All film shall be used prior to its expiration date;

                          iii. Agfa shall receive from Buyer within ten (10) days from the date of discovery written notice describing the nature of the defect, quantity, and emulsion numbers involved; and

                          iv.     All inventories must be properly rotated.

         c. LIMITATION OF REMEDY: AGFA'S SOLE OBLIGATION AND THE SOLE AND EXCLUSIVE REMEDY OF BUYER IS LIMITED TO ISSUING A CREDIT ON BUYER'S AGFA ACCOUNT IN THE AMOUNT OF THE NET PRICE OF PRODUCTS VERIFIED BY

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         AGFA TO BE DEFECTIVE IN MANUFACTURE, LABELING OR PACKAGING. PROVIDED,
         HOWEVER, THAT IN THE CASE OF FILM PRODUCTS WHOSE DEFECTIVE CONDITION HAS BEEN DISCOVERED ONLY AFTER SUCH FILM PRODUCT HAS BEEN PROCESSED, THE AMOUNT OF THE FOREGOING CREDIT SHALL BE 135% OF THE NET PRICE CHARGED BY AGFA HEREUNDER FOR SUCH DEFECTIVE FILM PRODUCTS. IN ADDITION, IN THE CASE OF PAPER PRODUCTS WHOSE DEFECTIVE CONDITION HAS BEEN DISCOVERED ONLY AFTER SUCH PAPER PRODUCT HAS BEEN PROCESSED, THE AMOUNT OF THE FOREGOING CREDIT SHALL BE NO MORE THAN 135% OF THE NET PRICE CHARGED BY AGFA HEREUNDER OF THE SQUARE FOOTAGE Of BUYER'S END USER CUSTOMER'S ORDER THAT HAS BEEN ADVERSELY AFFECTED BY SUCH DEFECTIVE PAPER PRODUCT. EXCEPT FOR THE APPLICATION OF SUCH CREDITS, PRODUCTS ARE SOLD WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         d. LIMITATION OF LIABILITY: IN NO EVENT SHALL AGFA, ITS SUPPLIERS, LICENSORS, OR AFFILIATES, OR THEIR OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE FOR ANY LOSS OF USE, DATA OR GOODWILL, BUSINESS INTERRUPTION, DOWNTIME, OR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS) REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF AGFA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN WHERE SUCH DAMAGES ARE CAUSED BY AGFA OR ITS SUPPLIERS, LICENSORS OR AFFILIATES. THE REMEDY OF CONSEQUENTIAL DAMAGES SHALL NOT BE AVAILABLE EVEN IN THE EVENT THE SOLE AND EXCLUSIVE REMEDY OF REPLACEMENT FAILS OF ITS ESSENTIAL PURPOSE. IN NO CASE SHALL AGFA'S LIABILITY WITH RESPECT TO ANY OF THE AGFA PRODUCTS EXCEED THE PRICE PAID TO AGFA BY BUYER FOR THE PRODUCT AT ISSUE.

10.      TRADEMARKS:

         a. Buyer shall refer to Agfa as the manufacturer of the Agfa Products in its advertising, literature, or otherwise, and to that effect shall refer to and use the "AGFA" name and rhombus and applicable Agfa trademarks (the "AGFA TRADEMARKS") in connection with the advertising, promotion, and distribution of the Agfa Products. In advertising, promoting, and distributing the Agfa Products, Buyer shall abide by Agfa's policies regarding advertising and trademark usage as established from time to time by Agfa, including, without limitation, the particulars of the Corporate Design Manual, which has been provided to Buyer, and as it may be modified by Agfa from time to time. Buyer shall not alter, remove, or tamper with the labeling on or of any of the Agfa Products, except as specifically approved by Agfa in writing in advance.

         b. Each time a registered trademark of Agfa or its affiliates is used, Buyer will print it in between inverted commas and the words "registered trademark of Agfa-Gevaert Leverkusen/Mortsel-Antwerp" shall be included with an addendum or footnote.

         c. To maintain the reputation of the AGFA TRADEMARKS, Buyer shall, from time to time as requested by Agfa, supply Agfa with specimens of its use of the AGFA TRADEMARKS. Furthermore, Buyer hereby authorizes Agfa to enter and inspect Buyer's premises and to take samples for inspection during normal business hours at least two times in any calendar year upon prior reasonable notice.

         d. THIS AGREEMENT, INCLUDING THIS SECTION 10, IS NOT INTENDED TO GIVE AND DOES NOT GIVE BUYER ANY RIGHTS OR LICENSE WHATSOEVER IN OR TO ANY TRADEMARKS, TRADE NAME, PATENT, COPYRIGHT, OR OTHER

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          INTELLECTUAL PROPERTY RIGHT OF AGFA OR OF ITS PARENT OR THEIR
          AFFILIATES. DURING THE TERM OF THIS AGREEMENT AND THEREAFTER, BUYER SHALL NOT CLAIM OWNERSHIP OF NOR CHALLENGE AGFA'S OWNERSHIP OR REGISTRATION OF THE TRADEMARK AGFA, AGFA RHOMBUS, THE TRADE NAME AGFA, OR ANY MARK OR NAME USED BY AGFA OR ITS RELATED COMPANIES AND THEIR SUCCESSORS.

          e. THIS SECTION 10 STATES ALL OF THE RESPONSIBILITIES OF AGFA CONCERNING PATENT, TRADEMARK, COPYRIGHT, OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT.

     11.  CONFIDENTIALITY:

          a. It is understood that, in the course of negotiating this Agreement and during the term of this Agreement, the parties expect to exchange certain pricing data, marketing strategies, product plans, product information, and/or marketing information, which are confidential and proprietary. Accordingly, Buyer and Agfa shall each treat such information of the other as confidential during the term of this Agreement and for a period of two (2) years after the expiration or termination or cancellation of this Agreement.

          b. Such obligation of confidentiality shall not apply to any information which is:

                    i. generally available from public sources at any time before or after it is disclosed hereunder; or

                    ii. obtained from a third party not associated with or employed by one of the parties to this Agreement who has, in good faith, and without being restricted by obligation of confidentiality, passed it on to the party to whom it is disclosed hereunder.

          c. Each of Buyer and Agfa also agree not to divulge such confidential information of the other to third parties and, insofar as reasonably possible, each of Buyer and Agfa shall impart or disclose such confidential information only to such of its employees, agents, or associates as have a "need to know."

          d. It is understood that the provisions of this Section 11 shall not terminate upon the expiration or termination or cancellation of this Agreement or upon the entering into any other agreement between the parties, and that nothing in this Agreement shall obligate either party to disclose any particular information to the other.

     12.  OTHER TERMS AND CONDITIONS:

          a. General.

               (i) General. The minimum acceptable order is $500.00 at net billing prices and only items contained herein may be used to meet the $500.00 minimum order requirement. No drop shipments will be made. The resale of any Agfa Product to a reseller not owned by Buyer is prohibited and shall constitute grounds for immediate termination of this Agreement or adjustment of Buyer's discounts without prior notice, in Agfa's sole discretion. Each delivery, at the option of Agfa, shall constitute a separate sale with the same effect as though made under a separate contract covering only the amount thereof.

               (ii) If Agfa is unable to supply the quantities of Products ordered by Buyer within the delivery times agreed by Buyer and Agfa for the affected orders, and if Buyer and Agfa reasonably agree that the only remedy is for Buyer to purchase, during the period of such Product

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          shortage only, equivalent products from another vendor, then Agfa will pay to Buyer the difference between the price that would have been paid by Buyer for the affected orders and the net price actually paid by Buyer for the equivalent products. Buyer shall use its best efforts to negotiate the lowest possible price for equivalent products so as to minimize to the greatest extent possible the amount to be paid by Agfa under this paragraph. As an alternative, Agfa and Buyer may agree that Agfa may purchase equivalent substitute products from other vendors to fill Buyer's orders during such period of product shortage, and Buyer shall accept such equivalent products in fulfillment of Buyer's orders, for Agfa Products, and Agfa will charge Buyer for such equivalent products at the prices set forth herein for the Products.

               (iii) Seller will carry forty-five (45) days worth of inventory of the Products in the United States based on Buyer's forecasts.

               (iv) Damages, Shortages and Errors. Inasmuch as all shipments are receipted by the delivering carrier as being in good order, Buyer must check all shipments immediately on arrival for carton count and to verify that the types of Products that Buyer ordered were shipped. Demand for proof of delivery must be made in writing to Agfa Customer Service within thirty (30) days from the date of invoice. Buyer's failure to do so shall conclusively be deemed admission of delivery and waiver of proof thereof.

               (v) Return Goods Policy. With the exception of returns due to errors in carton count, the incorrect Products being shipped or Products being returned in accordance with the limited warranty set forth herein (Section 9), all Products are sold without return privileges. Returns for carton count or incorrect shipments require prior authorization from Agfa Customer Service. Items delivered to Buyer in error may be returned only within the first ninety (90) days after delivery, as long as they are returned to Agfa unused in their original container and in resellable condition. A Return Authorization Number must be obtained from Agfa and must be posted on the outside of the shipping container prior to return.

               (vi) Entire Agreement. All previous understandings, agreements and commitments, oral or written, made between the parties hereto are merged into and superseded by this Agreement, which represents the entire Agreement between the parties hereto relating to the subject matter hereof. Except as otherwise stated herein, no amendment or change hereof shall be effective or binding upon the parties hereto unless reduced to writing and signed by an authorized representative of both Agfa (in Agfa's case, a Vice President-level employee or higher) and Buyer. In the event of any conflict between the terms of this Agreement and the terms of any purchase order or release order, the terms of this Agreement shall prevail.

          b. Termination:

               (i) Agfa has the right, among other remedies, to terminate this Agreement provided that Agfa has given Buyer the opportunity to cure the default for a period of thirty (30) days after receipt of written notice from Agfa in the event that: (a) Buyer neglects or fails to perform or observe any material obligations to Agfa under this Agreement (including but not limited to payment of invoices), other than payment of Excess Amounts within the payment dates set forth in Schedule A, subsection d hereof (which is addressed in section 8, above); or (b) Buyer is in violation of financial covenants under any of its credit agreements, which are not cured or amended within ninety (90) days.

               (ii) In the event that bankruptcy, an assignment for the benefit of creditors, insolvency, or receivership proceedings are brought by or against Buyer that are not dismissed within sixty (60) days, Agfa shall have the right to terminate this Agreement any time after the expiration of such 60 day period.

               (iii)   In the event Buyer fails to comply with any provision of
          Section 10 (Trademarks), Agfa may terminate this Agreement, provided that Agfa has given Buyer the

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          opportunity to cure the default for a period of thirty (30) days after receipt of written notice from Agfa. Upon termination of this Agreement, Buyer shall not make use of any trademarks that might be confused in their pronunciation, matter of writing, design, or meaning, or otherwise with trademarks belonging to Agfa or its affiliates.

               (iv) Buyer has the right, among other remedies, to terminate this Agreement in the event Agfa is unable (other than due to force majeure), after written notice and thirty (30) days opportunity to cure such failure, to provide goods in compliance with the quality standards required herein, and production specifications of the Agfa Products or to provide timely delivery, as required herein, for more than five percent (5%) of the Agfa Products ordered by Buyer during any ninety (90) day period.

          c. Force Majeure. The non-performance of Agfa of its obligation to deliver any merchandise ordered hereunder shall be excused if such non-performance is occasioned by any strike or any other labor trouble, flood, fire, accident, or any other casualty, act of God, war, adoption or imposition of governmental restrictions, shortage of or inability to obtain raw materials, damage by the elements, failure of equipment or other cause of like or unlike nature beyond the control of Agfa. In the event of such force majeure, if Agfa is unable to supply the quantities of Products ordered by Buyer within the delivery times agreed by Buyer and Agfa for the affected orders, and if Buyer and Agfa reasonably agree that the only reasonable remedy is for Buyer to purchase, during the period of such Product shortage only, equivalent products from another vendor, then Agfa will pay to Buyer the difference between the price that would have been paid by Buyer for the affected orders and the net price actually paid by Buyer for the equivalent products. Buyer shall use its best efforts to negotiate the lowest possible price for equivalent products so as to minimize to the greatest extent possible the amount to be paid by Agfa under this paragraph. As an alternative, Agfa and Buyer may agree that Agfa may purchase equivalent substitute products from other vendors to fill Buyer's orders during such period of product shortage, and Buyer shall accept such equivalent products in fulfillment of Buyer's orders, for Agfa Products, and Agfa will charge Buyer for such equivalent products at the prices set forth herein for the Products.

          In the event that shipments are suspended or delayed for ninety (90) days or more due to such force majeure, Buyer may terminate this Agreement upon written notice to Agfa.

          d. PCA will pay Agfa the amount set forth in Schedule A within ten
          (10) days of signing this Agreement for the MSC300 minilab and other equipment and accessories listed on Schedule D attached hereto and incorporated herein (the "Equipment"). The Equipment has already been delivered to and accepted by PCA. The Equipment is located at the Go Portraits location at the Carolina Place Mall in Pineville, North Carolina. THE EQUIPMENT IS PROVIDED "AS IS" AND "WHERE IS," WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND. AGFA MAKES NO REPRESENTATIONS ABOUT THE SUITABILITY OF THE EQUIPMENT FOR PCA'S INTENDED REQUIREMENTS OR PURPOSES. AGFA DOES NOT WARRANT THAT THE EQUIPMENT WILL OPERATE WITHOUT INTERRUPTION OR ARE ERROR-FREE. AGFA EXPRESSLY DISCLAIMS ALL EXPRESS, IMPLIED AND STATUTORY WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

     13.  NOTICES:

          Notices required or permitted hereunder shall be in writing and (a) delivered in person, (b) mailed by certified or registered mail, postage prepaid, return receipt requested, or (c) by express or overnight courier, directed to the following addresses, or to such other address(es) as a party may hereafter specify by notice given as herein provided. Each such notice or other communication shall be effective (x) immediately if delivered in person, and (y) if given by mail or express or overnight courier, when deposited in the mails or with the express or overnight courier, postage prepaid.

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          Notices to Agfa:                        With a copy to:

          Agfa Corporation                        Agfa Corporation
          Attn: President, Consumer Imaging       Attn: General Counsel
          100 Challenger Road                     100 Challenger Road
          Ridgefield Park, NJ 07660-2105          Ridgefield Park, NJ 07660-2105
          Fax: (201) 440-2854                     Fax: (201) 440-4056

          Notices to Buyer:

          PCA International, Inc.
          Attn: Barry Feld
          815 Matthews-Mint Hill Road
          Matthews, NC 28105
          Fax: (704) 847-1548

     14.  MISCELLANEOUS MATTERS:

          a. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, executors, successors and assigns; provided that Buyer shall not transfer or assign its rights or delegate its performance hereunder or otherwise with respect to any order for Agfa Products covered by this Agreement, without the express written consent of Agfa.

          b. Failure to enforce at any time performance of any of the provisions hereof shall in no way be construed to be a waiver of the provisions of this Agreement or to affect the right of any party hereafter to enforce any provisions hereof. The waiver of any breach of any term or condition hereof shall not be deemed to be a waiver of any other breach of the same or any other term or condition.

          c. If any provision of this Agreement or portion thereof, or the application thereof to any person or circumstance, is invalid or unenforceable, the remainder of this Agreement or the application of the provisions or any portions thereof to other persons or circumstances shall be unaffected thereby. The Section and Schedule headings contained in this Agreement are for reference purposes only, are not intended to define or limit the contents of any Section or Schedule and shall not in any way affect the meaning or construction of this Agreement. Unless otherwise expressly stated herein, references to Sections and clauses shall refer to Sections and clauses of this Agreement. Unless the context requires otherwise, references in this Agreement to a document shall include the schedules, exhibits and other attachments to such document.

          d. The relationship between Buyer and Agfa is solely that of independent contracting parties, and Buyer is not or shall not be construed to be a partner, joint venturer, fiduciary, employee, agent, franchisee, licensee, or representative of Agfa for any purpose whatsoever. This Agreement does not create, nor is it intended to create, a fiduciary relationship or any fiduciary obligations by either party to the other. Buyer shall not have any authority to assume or create any liability, obligation or responsibility, express or implied, on behalf of or in the name of Agfa or to bind Agfa in any manner whatsoever, except on authority specifically so delegated, and Buyer shall not represent to the contrary to any person.

          e. This Agreement shall be governed by and construed according to the laws of the State of New Jersey without regard to conflict of law principles. Any legal action relating to this Agreement, or otherwise arising out of the parties' contemplated business relationship hereunder, will be venued exclusively in the State or Federal courts in New Jersey.

          f. The prevailing party in any legal action based upon this Agreement shall pay to the other party to this Agreement all costs and expenses of litigation caused by the other party's breach of any provision of this agreement, including without limitation reasonable attorneys' fees.

          g. Subrogation: In the event of any payment, replacement, or other satisfaction for damaged, lost, or destroyed goods under this agreement, Seller shall be subrogated to all of Buyer's rights of recovery therefore against any person or `organization. Buyer shall execute and deliver any and all instruments and papers and do whatever else is necessary to secure such rights. Buyer shall not do anything to prejudice such rights.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date(s) stated below, but this Agreement shall be effective as of the date first written above:

AGFA CORPORATION                          PCA INTERNATIONAL, INC.


/s/ Bing Liem                             /s/ Barry J. Feld
--------------------------------------    --------------------------------------
              (Signature)                              (Signature)

President AGFA Corp CI                    CEO
--------------------------------------    --------------------------------------
                (Title)                                  (Title)

3/19/02                                   3/19/02
--------------------------------------    --------------------------------------
                (Date)                                   (Date)

                             PCA INTERNATIONAL, INC.
                               2002 SALES CONTRACT
                                   SCHEDULE A

                       PRICING SCHEDULE AND PAYMENT TERMS

PRICES AND TERMS (as referred to in Section 5 of the Agreement):

         a. The price of the Agfa Paper to be sold by Agfa and purchased by Buyer pursuant to this Agreement shall be [***] per square foot Type 11 or equivalent.

         b. The prices of the Agfa Film to be sold by Agfa and purchased by Buyer pursuant to this Agreement shall be as follows:

                  XPS 160 long roll 100 foot 35mm unperf. - [***] per roll XPS 160 long roll 100 foot 46mm unperf. - [***] per roll

         c. The prices of the Agfa Chemistries to be sold by Agfa and purchased by Buyer pursuant to this Agreement shall be [***] discount from the net price on the then-current Consumer Imaging price list. A copy of the current Consumer Imaging price list for chemistry is attached as Schedule B.

         d. Terms of payment for the Agfa Products to be purchased hereunder shall be as follows:

         Orders shipped between February 4, 2002 and February 2, 2003, inclusive: Invoices due Net 270 days from Date of Invoice. Orders shipped between February 3, 2003 and February 1, 2004, inclusive: Invoices due Net 210 days from Date of Invoice. Orders shipped between February 2, 2004 and January 30, 2005, inclusive: Invoices due Net 180 days from Date of Invoice. Orders shipped between January 31, 2005 and January 28, 2007, inclusive: Invoices due Net 90 days from Date of Invoice.

         e. Agfa recognizes that PCA is currently the exclusive vendor of portrait photography services to Wal-Mart, and, as such, is committed to such growth and expansion of its permanent studios as Wal-Mart may request. Because PCA's capital resources may become temporarily strained as a result of such expansion from time to time, Agfa has agreed (see Sections 8 and 12(b)(iii) hereof) to provide Buyer written notice and allow Buyer thirty (30) days opportunity to cure defaults in payments before Agfa may suspend further deliveries or terminate this Agreement for such payment default.

         f. Payments may but shall not be required to be made to Agfa by electronic wire transfer.

         g. Prices as stated herein shall remain in effect for the period of this Agreement.

ADVERTISING ALLOWANCE (as referred to in Section 6 of the Agreement):

From the Effective Date until January 31, 2004, Buyer will receive an advertising allowance rebate of [***] of the Actual Purchases (the "Advertising Allowance"). For orders shipped between February 1, 2004, and January 28, 2007, Buyer's Advertising Allowance shall be credited directly on the invoice with a [***] discount off of the prices listed on this Schedule A in lieu of the advertising allowance rebates.

-----------------------------------

[***] Redacted pursuant to a request for confidential treatment.

WAREHOUSE COSTS (as referred to in Section 7(d) of the Agreement):

Agfa shall be responsible for any Warehouse costs which exceed [***] in any calendar year, provided, further, that in no event shall Agfa be required to pay more than [***] in Warehouse Costs in any calendar year unless Agfa specifically agrees in writing to pay Warehouse Costs in excess of such amount in connection with one or more particular purchase orders.

MINILAB PAYMENT:

PCA will pay Agfa [***] within ten (10) days of signing this Agreement for the MSC300 minilab and other equipment and accessories listed on Schedule D attached hereto and incorporated herein (the "Equipment").

ANTICIPATED VOLUMES OF PRODUCTS ORDERED BY BUYER

Buyer's projected 60-month gross purchase volume (based on anticipated requirements) for color paper, film, and chemistry before the Advertising Allowance is [***].

The projected purchase volume is broken down as follows by time periods:

                                                               Projected
                   Time Period                              Purchase Volume
                   -----------                              ---------------

From the Effective Date through Jan. 3l, 2003                       [***]
From Feb. 1, 2003 through Jan. 31, 2004                             [***]
From Feb. 1, 2004 through Jan. 31, 2005                             [***]
From Feb. 1, 2005 through Jan. 31, 2006                             [***]
From Feb. 1, 2006 through Jan. 31, 2007                             [***]
                                                                    -----

TOTAL                                                               [***]

The projected purchase volume is broken down as follows by Products:

                  Color Paper                  [***]
                  Film                         [***]
                  Chemistry                    [***]
                                           ------------
                  TOTAL                        [***]

[***]
[***]

[***]
[***]

[***]


-----------------------------------

[***] Redacted pursuant to a request for confidential treatment.

                             PCA INTERNATIONAL, INC.
                               2002 SALES CONTRACT

              Agfacolor Chemical Price list - Effective May 1, 2001
                                   SCHEDULE B

 Catalog #        Description                       Size              Case Q.     List
 ---------        -----------                       ----              -------     ----
5GY6E        70 CD-R                            f. 2 x 12.5 Gallon       1        78.68
BTR5T        70 CD-LR                           f. 2 x 50 Liter          1       147.26
BQDBT        70 CD-LR Part A                    f. 300 Liter             1       141.56
BQDCV        70 CD-LR Parts B/C                 f. 300 Liter             1       141.56
BPBVH        70 LIGHT BL-J                      f. 6 x 50 Liter          1        86.49
B55UG        70 LIGHT BL-R                      10 Gallon                1       147.58
B278R        70 LIGHT BL-J                      f. 6 x 50 Liter          1       134.72
5CNFL        70,BL-J/LE                         f. 3 x 100 Liter         1        86.49
BPBYO        FX-Universal                       3 x 5 Liter              1        19.80
BPBZQ        FX-Universal                       60 Liter                 1        69.74
5GX7C        UNIFLX-J                           60 Liter Drum            1       115.00
S9YGO        70 Fl LF                           f. 9 x 5 Liter           1        16.44
BlY14        70 FI LF                           f. 6 x 12.5 Gallo        1        21.70
BW97Q,       71 CD-R                            f. 4 x 10 Liter          1        42.64
B934Q        71/72 CD-LR                        f. 4 x 10 Liter          1        73.47
BW98S        71 BL-R                            f. 2 x 5 Liter           1        42.77
BW99U        71 FX-R                            f. 2 x 10 Liter          1        12.31
5D4ZW        71/72 SB-R LF                      f. 16 x 10 Liter         1        32.51
5DRU5        FP 100 Tank Kit                                             1        85.00
5G9UX        FP 200/210 Tank CD                 2X                       1        59.38
5G9VZ        FP 200/210 Tank BL                 2X                       1        59.38
5G9W2        FP 200/210 Tank FX                 2X                       1        59.38
5G9X4        FP 200/210 Tank SB                 2X                       1        11.88
5G9Y6        fp.210 Easy Film Box I             CD 4X                    1        76.05
5G9Z8        fp.210 Easy Film Box 2             BL-FX-SB 2X              1        40.04
B935S        72 BL-R                            f. 2 x 5 Liter                    74.61
B937W        72 FX-R                            f. 2 x 10 Liter                   27.74
BI8Z5        72 FX-R                            f. 120 Liter (1)         1       145.44
5D7BV        72 SB-R LF                         f. 6 x 50 Liter          1        59.99
BZXWJ        73 BL-R                            f.  8 Liter              1        26.12
BZXXL        73 FX-R                            f. 3 x 8 Liter           1        23.53
S9X1P        Acetic Acid 60%                    3 x 5 Liter                       40.48
S9YEK        70 LIGHT BL-S                      f. 2x 100L               1        13.66
BUX5S        AP 70/71/72/73 Process Control     Pack of 25               1        13.20
             Strips
FFTJL        QC Networks for Windows                                     1       600.00
5GIRS        MSC 100 Tank Kit w/tools                                    1        91.60
5GZ17        MSC 101 Tank Kit                                                    128.88
B8KUR        MSC 101 F-CD Repl.                 f 4x5L                            36.74
B8KVT        MSC 101 F-BL Repl.                 f.2x5L                            74.61
B8KWV        MSC 101 F-FX Repl.                 f 2x5L                            13.87
5D41Y        MSC 101 F-SB LF Repl.              f 16x5L                           16.25
B8KYZ        MSC 101 P-CD Repl.                 f. 3 x 5 L                        67.44
5FFUB        MSC 100-MSC 300 P-CD Repl.         f. 2 x 50 L              1       399.99
5C3EC        MSC 101 P-BX Repl.                 f. 4 x 5 L               1        59.10
5FFT8        MSC 100-MSC 300 P-BX Repl.         f. 50 L                  1       139.99
5E988        MSC 101 P-SB Repl.                 f. 16 x 5 L              1        76.69
5FFS6        MSC 100-MSC 300 P-SB Repl.         f. 6 x 50 L              1       268.75

    Catalog #              Description                       Size                      Case Q.       List
    ---------              -----------                       ----                      -------       ----
5FFXH              MSC 200/MSC 300 P-CD Repl.         f. 3 x 10 L                         1         134-88
5FFWF              MSC 200/MSC 300 P-BX Repl.         f. 4 x 20 L                         1         117.99
5FFVD              MSC 200/MSC 300 P-SB Repl.         f. 8 x 20 L                         1         143.33
5FFYK              MSC 200/MSC 300/d-lab.3 Tank Kit                                       1         156.45
5FPKS              d-lab.3 P-CD Repl.                 f. 3 x 10 L                         1         141.62
5FPLU              d-lab.3 P-BX Repl.                 f. 4 x 20 L                         1         123.89
5FPMW              d-lab.3 P-SB Repl.                 f. 8 x 20 L                         1         150.51
5G91B              d-lab. 2 Easy Paper Box (2x        f. 150 sqm/1,615 sqft               1         146.15
                   CD,BX,SB)
BYPKL              71/72/MSC 101 CD - Starter         6 x 8 oz                            1          26.19
5FXFJ              71 CD Universal Starter            6 x 10 Liter                        1          18.20
BYPMP              71/72/MSC 101 BL - Starter         6 x 8 oz                            1          26.19
5FXEG              71 BL-Universal Starter            6 x 10 Liter                        1          55.33
BZQ9E              Paper Process Control Strips       Pack of 25                          1          28.05
B2PSS              94 CD-R Prof.                      f. 2 x 20 Liter                     1          54.32
B2PTU              94 CD-R Prof.                      f. 100 Liter                        1         141.34
5GJJ8              94 BX-MR Prof. Part A              f. 100 L                            1          47.15
5GJK.B             94 BX-MR Prof. Part B              f. 100 L                            1          47.15
5E3VS              94 SB-R (I -part)                  f. 12 x 10 Liter                    1         114.66
5GY5C              94 SB-R                            f. 8 x 12.5 Gallon                  1         124.42
5F16E              94 CD-LR 1 -Part                   f. 6 x 10 Liter                     1         106.28
5GYWU              94 CD-LR                           f. 25 Gallon                        1         136.20
5GYAL              94 CD-LR Part A                    f. 300 Liter                        1         122.40
5GYCP              94 CD-LR Part B                    f. 300 Liter                        1          98.62
BIF8D              94 CD-J Part A 60L Conc.           f. 1370 Gallon                      1        1800.29
B20TQ              94 CD-J Part B 60L Conc.           f. 1237 Gallon                      1        1583.02
BIGAK              94 CD-J Part C 60L Conc.           f. 818 Gallon                       1         310.40
5DSC8              94 BX-MR                           f. 4 x 10 Liter                     1          60.37
5GY37              94 BX-MR Part A                    f. 25 Gallon                        1          36.43
5GY4A              94 BX-MR Part B                    f. 25 Gallon                        1          52.88
5F17G              94 CD-LOR - I-Part                 f. 4 x 10 Liter                     1         179.85
B6W8J              94 CD-LOR                          f. 2 x 50 Liter                     1         365.33
5C3DA              94 BX-LOR                          f. 4 x 10 Liter                     1         117.99
5GYXW              94 BX-NR Part A                    f. 20 Gallon                        1          28.53
5GYYY              94 BX-NR Part B                    f. 20 Gallon                        1          64.47
5GYZI              94 BX-NR Part C                    f. 20 Gallon                        1          20.70
5GYFV              94 Light BL-J                      60 Liter                            1         400.77
5GYGX              94 Light BL-J                      200 Liter                           1        1645.56
B3CI2              94 CD-LR Starter                   I Gallon                            1          27.32
BY69Y              94 CD-LR Starter                   f. 100 Liter                        1          18.05
S9YLW              94 CD-LOR Starter                  f. 2 x 60 Liter                     1          25.98
B4XWH              44 FD-R                            f. 4 x 10 Liter                     1          41.56
BQ30G              44 FD-R                            f. 100 Liter                        1          81.27
B4XVF              44 CD-R                            f. 4 x 10 Liter                     1          55.18
BQ3QL              44 CD-R Cube Part A                f. 100 Liter                        1          52.83
BQ3RN              44 CD-R Cube Part B                f. 100 Liter                        1          52.83
S9YRA              44 RE                              f. 6 x 5 Liter                      1          10.59
BQ3PJ              44 RE                              f. 400 Liter                        1          74.21
S94U2              44 BC                              f. 12 x 5 Liter                     1          29.70
BQ3SP              44 BC                              f. 100 Liter                        1          30.44
B4XUD              44 BL-R                            f. 2 x 7.5 Liter                    1         101.15
BQ3TR              44 BL-R                            f. 30 Liter:                        1         173.77
S94TZ              44 FX                              f. 12 x 5 Liter                     1          28.14

    Catalog #              Description                       Size                      Case Q.       List
    ---------              -----------                       ----                      -------       ----
BQ3VV              44 FI LF                           f. 500 Liter                        1          12.32
S9YUG              44 FD-S Starter                    2 x 200 Liter                       1          19.32
S9YTE              44 CD-S-Starter                    f. 2 x 200 Liter                    1          19.32
S9YSC              44 BL-S Starter                    f. 250 Liter                        1          34.40
BRAK6              AP 44 Process Control Strips       Pack of 25                          1          24.48
S94PR              Rodinal                            8 x 125 ml                          1          33.87
S94RV              Rodinal                            4 x 500 ml                          1          27.44
S94YB              Studional Liquid                   f. 12 x 16 Liter                    1         150.92
B8RDN              Multicontrast Fixer                3 x 5 Liter                         1          36.80
B3MWW              Multicontrast Developer            3 x 5 L                             1          49.95
B31\4US            Multicontrast Developer            6 x 500 ml                          1          11.42
S94QT              Neutol Liquid WA                   4 x 500 ml                          1          16.56
BVMHD              Neutol Liquid WA                   f. 6x 10 L                          1          36.14
5A71M              Neutol plus                        6 x 1 Liter                         1          21.90
5BQ43              Neutol plus / LOR                  3 x 5 L                             1          74.93
S9X2R              BX Additive (Bleach Fix Topping                                        1          19.58
                   Solution)                          5 Liter
5FSXX              Viradon Toner                      8x125mI                             1          29.20
S9YBD              Sistan                             12x 1 Liter                         1         134.85
S9YDH              Agepon Super                       1x500ml                             1          71.09

                             PCA INTERNATIONAL, INC.

                               2002 SALES CONTRACT

                                   SCHEDULE C

                             MSC 300 Equipment List
                                Serial Number 669

     ----------------------------------------------------------------------------------------

         Material                  Description              Qty.    Unit Price      Total
         --------                  -----------              ----    ----------      -----
     ----------------
     5AL6D000        APS FPS                                  1    $     27.05   $     27.05

     5BQVM000        PAPER MAGAZINES                          3    $    298.00   $    894.00

     5BTIA000        DPU                                      1    $ 10,422.40   $ 10,422.40

     5CL3O046        IXTASY 600 SYSTEM                        1    $  2,828.81   $  2,828.81

     5CL7W072        AGFA DIGIPIX SOFTWARE                    1    $    350.00   $    350.00

     5CL7W082        AGFA DIGIPIX SCANNER                     1    $  2,400.00   $  2,400.00

     5CL7W090        IXTASY KIOSK                             1    $    692.57   $    692.57

     5CPM6000        FP200                                    1    $  5,236.36   $  5,236.36

     5CY4B000        IMAGE PROCESSOR                          1    $  1,521.54   $  1,521.54

     5CYK5000        FP 100/FP200 TECH DOCS                   1    $      0.01   $      0.01

     5DSFF000        INOVA SSFDC ADAPTER                      1    $     31.68   $     31.68

     5DSGH000        COMPACT FLASH CARD ADAPTER               1    $     26.54   $     26.54

     5ERVN000        DPU TECH. DOCS                           1    $      0.01   $      0.01

     5EPMO000        MSC300 TECH DOCS                         1    $      0.01   $      0.01

     7244000         ACCESSORY KEYBOARD                       1    $    157.06   $    157.06

     B874Y214        FILM HANDLING KIT APS26201               1    $    549.37   $    549.37

     B874Y506        SV-3120 STATICVAC                        1    $    212.50   $    212.50

     B874Y513        TWIN CHECK DISPENSER                     1    $     11.68   $     11.68

     B874Y514        SEMI AUTOMATIC FILM SLEEVER              1    $    418.50   $    418.50

     B874Y519        FILM RACK 6 TRACK SYSTEM                 2    $     55.50   $    111.00

     B874Y526        CHANGING BAG                             1    $     21.00   $     21.00

     B874Y529        SILVER SPONGE UNIT                       1    $    700.00   $    700.00

     B8751710        WORKING KIT                              2    $     23.50   $     47.00

     SJACL000        MSC300 FN#669                            1    $ 40,000.00   $ 40,000.00

     5GB2H000        E- BOX                                   1    $  3,000.00   $  3,000.00

     5ALGW003        INOVA SPECTRA PIX                        1    $  2,212.50   $  2,212.50

     5CL3O066        PIXTASY 866 SYSTEM                       1    $  3,128.41   $  3,128.41
                     ------------------------------------------------------------------------

                     Total                                                       $ 75,000.00
     ----------------------------------------------------------------------------------------